FOR IMMEDIATE RELEASE

Yadkin Financial Corporation Announces Record Operating Results for the Third Quarter of 2014

RALEIGH, N.C., October 23, 2014 – Yadkin Financial Corporation (NYSE: YDKN) (the "Company" or "Yadkin"), the parent company of Yadkin Bank, today announced financial results for the third quarter ended September 30, 2014.

Third quarter 2014 financial highlights and other significant events:

•	Net operating earnings available to common shareholders, which excludes certain non-operating items, improved to $11.4 million, or $0.36 per diluted share, in Q3 2014.

•	Annualized operating return on average assets improved to 1.17 percent in Q3 2014.

•	Annualized operating return on average tangible equity improved to 12.68 percent in Q3 2014.

•	Operating efficiency, which represents operating expenses to total operating revenues, improved to 61.2 percent in Q3 2014.

•	Net interest margin expanded to 4.68 percent in Q3 2014.

•
Asset quality continued to improve as nonperforming assets decreased to 0.88 percent of total assets as of September 30, 2014. Additionally, net charge-offs totaled $626 thousand, or 0.09 percent during the quarter.

•	Excluding acquired loans, annualized net loan growth was approximately 13 percent in Q3 2014, which was driven by loan originations and commitments of $376.2 million.

•
The Company completed its merger of equals with VantageSouth Bancshares, Inc. ("VantageSouth") at the beginning of the quarter and completed the related system conversion and rebranding in September 2014. Merger and system conversion costs totaled $17.3 million in Q3 2014, which is in line with previous estimates.

"2014 has been a transformational year for the Company with the completion of the merger of equals with VantageSouth. During the third quarter, our teammates continued to execute at a high level with our successful system conversion while continuing to build on our core business momentum," stated Scott Custer, CEO of the Company. "The operating scale provided by the merger coupled with the hard work of our dedicated teammates allowed the Company to improve our financial performance in almost every aspect, including revenue growth, core loan growth, net interest margin expansion, improved asset quality, and better operating efficiency. We are excited about the opportunity to continue to grow our franchise across North and South Carolina and look forward to serving the banking needs of our customers and communities for many years to come.”

Mergers with VantageSouth and Piedmont

On July 4, 2014, the Company completed its mergers (the “Mergers”) with VantageSouth and Piedmont Community Bank Holdings, Inc. (“Piedmont”), pursuant to an Agreement and Plan of Merger dated January 27, 2014, as amended (the “Merger Agreement”). At closing, VantageSouth and Piedmont merged with and into the Company, with the Company continuing as the surviving corporation. Pursuant to the Merger Agreement, holders of VantageSouth common stock received 0.3125 shares of voting common stock of the Company for each share of VantageSouth common stock. Holders of Piedmont common stock received (i) 6.28597 shares of voting common stock of the Company; (ii) $6.6878 in cash; and (iii) a right to receive a pro rata portion of certain shares of voting common stock of the Company at a later date if such shares do not become payable under the Piedmont Phantom Equity Plan. Immediately following the Mergers, VantageSouth Bank, the wholly owned banking subsidiary of VantageSouth, merged with and into Yadkin Bank.

The Mergers were accounted for as a reverse merger using the acquisition method of accounting primarily due to the relative voting interests in the Company upon completion of the Mergers. As a result, Piedmont and its consolidated subsidiaries represent the accounting acquirer, and Yadkin represents the legal acquiree. Therefore, the historical financial statements of the Company prior to the Mergers reflect the historical financial statement balances of Piedmont. In addition, the assets and liabilities of Yadkin as of the date of the Mergers have been recorded at estimated fair value and added to those of Piedmont. The Company is substantially complete with its valuations of Yadkin's assets and liabilities but may refine those valuations for up to a year from the date of the Mergers. The Mergers had a significant impact on all aspects of the Company's financial statements, and as a result, financial results after the Mergers may not be comparable to financial results prior to the Mergers. Results of operations reflect Piedmont prior to the Mergers and the combined operations following the Mergers.

Results of Operations and Asset Quality

3Q 2014 compared to 2Q 2014

Net operating earnings available to common shareholders, which excludes merger and conversion costs, restructuring charges, securities gains and losses, and a branch sale gain, totaled $11.4 million in the third quarter of 2014 compared to $3.3 million in the second quarter of 2014. Pre-tax, pre-provision operating earnings, which also excludes the same nonrecurring income and expenses, increased to $19.5 million in the third quarter of 2014 from $8.1 million in the second quarter of 2014. Net income available to common shareholders totaled $319 thousand in the third quarter of 2014, or $0.01 per diluted share, compared to $1.7 million, or $0.19 per diluted share, in the second quarter of 2014.

Net interest income improved to $41.5 million in the third quarter of 2014 from $19.1 million in the second quarter of 2014 primarily due to the impact of the Mergers. Net interest margin increased from 4.12 percent in the second quarter of 2014 to 4.68 percent in the third quarter of 2014. Core net interest margin, which excludes the impact of accretion income on net interest income, increased from 3.37 percent in the second quarter of 2014 to 3.73 percent in the third quarter of 2014 primarily due to higher investment yields and a lower cost of funds on the acquired Yadkin deposit base.

Net accretion income on acquired loans totaled $7.2 million in the third quarter of 2014, which consisted of $1.3 million of net accretion on purchased credit-impaired ("PCI") loans and $5.9 million of accretion income on purchased non-impaired loans. Net accretion income on acquired loans in the second quarter of 2014 totaled $2.9 million, which included $0.9 million of accretion on PCI loans and $2.0 million of accretion income on purchased non-impaired loans. Accretion income on purchased non-impaired loans included $1.9 million of accelerated accretion due to principal prepayments in the third quarter of 2014 compared to $798 thousand in the second quarter of 2014.

Provision for loan losses was $816 thousand in the third quarter of 2014 compared to $464 thousand in the second quarter of 2014. Higher provision for loan losses was due to a $605 thousand increase in provision expense for non-PCI loans, partially offset by a $220 thousand provision recovery in the third quarter on PCI loans. Provision expense on non-PCI loans was impacted by higher net charge-offs and robust third quarter net loan growth. The following table summarizes the changes in the Company's allowance for loan losses ("ALLL") in the second and third quarters of 2014.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total

Q3 2014
Balance at July 1, 2014	$5,369	$2,082	$7,451
Net charge-offs	(626)	—	(626)
Provision for loan losses	1,036	(220)	816
Balance at September 30, 2014	$5,779	$1,862	$7,641

Q2 2014
Balance at April 1, 2014	$5,164	$2,049	$7,213
Net charge-offs	(226)	—	(226)
Provision for loan losses	431	33	464
Balance at June 30, 2014	$5,369	$2,082	$7,451

The Company's ALLL was $7.6 million, or 0.27 percent of total loans as of September 30, 2014 compared to $7.5 million, or 0.54 percent of total loans, as of June 30, 2014 and $7.0 million, or 0.52 percent of total loans, as of September 30, 2013. The decline in ALLL to total loans was primarily due to merger accounting. Upon completion of the Mergers, Yadkin's ALLL was eliminated, and the acquired loan portfolio was adjusted to estimated fair value. Adjusted ALLL, which includes the ALLL and net acquisition accounting fair value adjustments for acquired loans, represented 2.50 percent of total loans as of September 30, 2014 compared to 2.42 percent as of June 30, 2014 and 3.04 percent as of September 30, 2013. Annualized net charge-offs were 0.09 percent of average loans in the third quarter of 2014 compared to 0.07 percent of average loans in the second quarter of 2014.

Nonperforming loans as a percentage of total loans was 0.90 percent as of September 30, 2014, which was a decrease from 1.53 percent as of June 30, 2014 and 1.39 percent as of September 30, 2013. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.88 percent as of September 30, 2014, which was also a decrease from 1.44 percent as of June 30, 2014 and 1.48 percent as of September 30, 2013.

Non-interest income improved to $9.1 million in the third quarter of 2014 from $5.3 million in the second quarter of 2014. Included in non-interest income in the third quarter of 2014 was a non-recurring $415 thousand gain on sale of the New Bern branch as part of the Company's previously announced branch optimization plan. Service charges and fees on deposit accounts increased by $1.8 million primarily due to the addition of Yadkin deposit accounts acquired in the Mergers. Mortgage banking income increased by $990 thousand due to higher production volumes with the addition of Yadkin's mortgage bankers as well as servicing income generated by Yadkin's mortgage servicing portfolio. Government-guaranteed, small business lending income, which includes gains on sales of the guaranteed portion of certain SBA loans as well as servicing fees on previously sold SBA loans, contributed $2.1 million to non-interest income during the third quarter of 2014, which was down slightly from the prior quarter. Bank-owned life insurance income increased by $183 thousand due to the addition of bank-owned life insurance policies owned by Yadkin.

Non-interest expense totaled $48.2 million in the third quarter of 2014 compared to $18.1 million in the second quarter of 2014. The increase in expenses was primarily due to $17.3 million in merger and conversion costs, which included professional fees, severance, and other expenses required to close the Mergers as well as costs to convert data processing, technology, signage, and branch network to the Company's integrated platform. Operating non-interest expense, which excludes merger and conversion costs and restructuring charges, increased by $14.8 million. Salaries and employee benefits, occupancy and equipment, data processing, and other non-interest expense categories all increased as a result of the Mergers, which added employees, branch and other facilities, and equipment to the Company's expense base. The Company's operating efficiency ratio, which excludes merger and conversion costs and restructuring charges, improved from 66.3 percent in the second quarter of 2014 to 61.2 percent in the third quarter of 2014. Restructuring charges of $180 thousand in the third quarter of 2014 and $93 thousand in the second quarter of 2014 consisted of expenses related to the Company's previously announced branch optimization plan, which included certain costs to sell the New Bern branch.

Income tax expense was $621 thousand in the third quarter of 2014, compared to $2.5 million in the second quarter of 2014. The Company's effective tax rate declined to 39.6 percent in the third quarter of 2014, compared to 43.8 percent in the second quarter of 2014, due to higher tax-fee income. The effective tax rate in both periods included the impact of non-deductible merger costs.

3Q 2014 compared to 3Q 2013

Net operating earnings available to common shareholders, which excludes merger and conversion costs, restructuring charges, securities gains and losses, and a branch sale gain, totaled $11.4 million in the third quarter of 2014 compared to $2.0 million in the third quarter of 2013. Pre-tax, pre-provision operating earnings, which also excludes the same nonrecurring income and expenses, increased to $19.5 million in the third quarter of 2014 from $6.1 million in the third quarter of 2013. Net income available to common shareholders totaled $319 thousand in the third quarter of 2014, or $0.01 per diluted share, compared to $479 thousand, or $0.05 per diluted share, in the third quarter of 2013.

****

Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service state-chartered community bank providing services in 73 branches across North Carolina and upstate South Carolina. Serving over 80,000 customers, the Company has assets of $4.2 billion. The Bank’s primary business is providing banking, mortgage, investment and insurance services to residents and businesses across the Carolinas. The Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. The Bank’s SBA Lending (Government Guaranteed Lending) is headquartered in Charlotte, NC. Yadkin Financial Corporation’s website is www.yadkinbank.com. The common stock is traded on the NYSE under the symbol YDKN.

Conference Call

Yadkin Financial Corporation will host a conference call at 3:00 p.m. Eastern Time on Thursday, October 23rd, to discuss the Company's financial results. The call may be accessed by dialing (800) 734-4208 and requesting the Yadkin Financial Corporation Third Quarter 2014 Earnings Call. Listeners should dial in 10-15 minutes prior to the start of the call.

A webcast of the conference call will be available online at www.yadkinbank.com and following the links to About Us, Investor Relations. A replay of the call will be available through November 28, 2014, by dialing (800) 633-8284 or (402) 977-9140 and entering reservation number 21735303.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Yadkin uses non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) pre-tax, pre-provision operating earnings; (iii) operating non-interest expense, (iv) operating efficiency ratio, (v) adjusted allowance for loan losses to loans; and (vi) tangible common equity, in their analysis of the Company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, a one-time branch sale gain, merger and conversion costs, restructuring charges, income tax expense from the change in future state tax rates, and the income tax effect of adjustments. Pre-tax, pre-provision operating earnings excludes the following from net income: provision for loan losses, income tax expense, securities gains and losses, a one-time branch sale gain, merger and conversion costs, and restructuring charges. Operating non-interest expense excludes merger and conversion costs and restructuring charges from non-interest expense. The operating efficiency ratio excludes a one-time branch sale gain, securities gains and losses, merger and conversion costs, and restructuring charges from the efficiency ratio. Adjusted allowance for loan losses adds net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes preferred stock as well as goodwill and other intangible assets, net, from shareholders' equity.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Yadkin performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, reduced earnings due to larger than expected credit losses in the sectors of our loan portfolio secured by real estate due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors; reduced earnings due to larger credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; the rate of delinquencies and amount of loans charged-off; the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods; costs or difficulties related to the integration of the banks we acquired or may acquire may be greater than expected; results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or writedown assets; the amount of our loan portfolio collateralized by real estate, and the weakness in the commercial real estate market; our ability to maintain appropriate levels of capital; the impact of our efforts to raise capital on our financial position, liquidity, capital, and profitability; the increase in the cost of capital of our preferred stock; adverse changes in asset quality and resulting credit risk-related losses and expenses; increased funding costs due to market illiquidity, increased competition for funding, and increased regulatory requirements with regard to funding; significant increases in competitive pressure in the banking and financial services industries; changes in political conditions or the legislative or regulatory environment, including the effect of recent financial reform legislation on the banking industry; general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; our ability to retain our existing customers, including our deposit relationships; changes occurring in business conditions and inflation; changes in monetary and tax policies; ability of borrowers to repay loans; risks associated with a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including as a result of cyber attacks, which could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; changes in accounting principles, policies or guidelines; changes in the assessment of whether a deferred tax valuation allowance is necessary; our reliance on secondary sources such as FHLB advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs; loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions; and changes in the securities markets. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission ("SEC"), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

CONTACT:
Terry Earley, CFO
Yadkin Financial Corporation
Phone: (919) 659-9015
Email: Terry.Earley@yadkinbank.com

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Interest income
Loans	$41,667	$19,817	$19,969	$20,279	$20,424
Investment securities	3,756	1,992	1,985	2,361	1,846
Federal funds sold and interest-earning deposits	38	26	26	19	33
Total interest income	45,461	21,835	21,980	22,659	22,303
Interest expense
Deposits	2,374	1,657	1,659	1,660	1,622
Short-term borrowings	65	96	78	66	45
Long-term debt	1,510	1,029	1,031	1,048	654
Total interest expense	3,949	2,782	2,768	2,774	2,321
Net interest income	41,512	19,053	19,212	19,885	19,982
Provision for loan losses	816	464	1,290	758	1,280
Net interest income after provision for loan losses	40,696	18,589	17,922	19,127	18,702
Non-interest income
Service charges and fees on deposit accounts	3,265	1,488	1,315	1,408	1,512
Government-guaranteed lending	2,072	2,120	2,341	1,884	1,525
Mortgage banking	1,520	530	318	468	310
Bank-owned life insurance	572	389	306	397	324
Gain (loss) on sales of available for sale securities	(96)	218	—	—	—
Gain on sale of branch	415	—	—	—	—
Other	1,313	519	750	396	866
Total non-interest income	9,061	5,264	5,030	4,553	4,537
Non-interest expense
Salaries and employee benefits	16,800	8,657	9,098	9,549	10,132
Occupancy and equipment	4,856	2,547	2,663	2,620	2,517
Data processing	1,255	991	1,030	1,096	1,104
Professional services	1,153	674	685	798	621
FDIC insurance premiums	700	365	390	436	423
Foreclosed asset expenses	129	150	263	9	202
Loan, collection, and repossession expense	1,192	353	681	802	909
Merger and conversion costs	17,270	2,068	1,209	600	488
Restructuring charges	180	93	836	—	—
Amortization of other intangible assets	845	224	227	230	230
Other	3,807	2,017	1,954	2,230	2,317
Total non-interest expense	48,187	18,139	19,036	18,370	18,943
Income before income taxes	1,570	5,714	3,916	5,310	4,296
Income tax expense	621	2,504	1,681	2,220	2,997
Net income	949	3,210	2,235	3,090	1,299
Dividends on preferred stock	630	—	—	—	—
Net income attributable to non-controlling interests	—	1,476	990	1,353	820
Net income available to common shareholders	$319	$1,734	$1,245	$1,737	$479

NET INCOME PER COMMON SHARE
Basic	$0.01	$0.19	$0.14	$0.19	$0.05
Diluted	0.01	0.19	0.14	0.19	0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	31,597,659	9,219,378	9,219,378	9,219,378	9,219,378
Diluted	31,602,192	9,219,378	9,219,378	9,219,378	9,219,378

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013

PERFORMANCE RATIOS (annualized)
Return on average assets	0.09%	0.61%	0.43%	0.59%	0.25%
Return on average equity	0.69%	5.34%	4.18%	5.36%	2.23%
Return on average tangible equity	1.00%	6.15%	4.91%	6.24%	2.60%
Net operating return on average assets	1.17%	0.89%	0.74%	0.71%	0.56%
Net operating return on average equity	8.76%	7.86%	7.17%	6.36%	4.87%
Net operating return on average tangible equity	12.68%	9.05%	8.41%	7.40%	5.67%
Yield on earning assets, tax equivalent	5.12%	4.72%	4.81%	4.93%	4.91%
Cost of interest-bearing liabilities	0.54%	0.67%	0.69%	0.69%	0.58%
Net interest margin, tax equivalent	4.68%	4.12%	4.21%	4.33%	4.40%
Efficiency ratio	95.28%	74.59%	78.52%	75.17%	77.26%
Operating efficiency ratio	61.16%	66.30%	70.09%	72.71%	75.27%
Net loan charge-offs	0.09%	0.07%	0.33%	0.22%	0.20%

Reconciliation of GAAP to Non-GAAP
OPERATING EARNINGS
Net income available to common shareholders (GAAP)	$319	$1,734	$1,245	$1,737	$479
Securities (gains) losses	96	(218)	—	—	—
Gain on sale of branch	(415)	—	—	—	—
Merger and conversion costs	17,270	2,068	1,209	600	488
Restructuring charges	180	93	836	—	—
Income tax effect of adjustments	(6,075)	(425)	(452)	(24)	(172)
Deferred tax asset revaluation from reduction in state income tax rates	—	—	—	—	1,218
Allocation of adjustments to non-controlling interests	—	(632)	(599)	(173)	(460)
Net operating earnings available to common shareholders (Non-GAAP)	$11,375	$2,620	$2,239	$2,140	$1,553

Net operating earnings per common share:
Basic (Non-GAAP)	$0.36	$0.28	$0.24	$0.23	$0.17
Diluted (Non-GAAP)	0.36	0.28	0.24	0.23	0.17

PRE-TAX, PRE-PROVISION OPERATING EARNINGS
Net income (GAAP)	$949	$3,210	$2,235	$3,090	$1,299
Provision for loan losses	816	464	1,290	758	1,280
Income tax expense	621	2,504	1,681	2,220	2,997
Pre-tax, pre-provision income	2,386	6,178	5,206	6,068	5,576
Securities (gains) losses	96	(218)	—	—	—
Gain on sale of branch	(415)	—	—	—	—
Merger and conversion costs	17,270	2,068	1,209	600	488
Restructuring charges	180	93	836	—	—
Pre-tax, pre-provision operating earnings (Non-GAAP)	$19,517	$8,121	$7,251	$6,668	$6,064

OPERATING NON-INTEREST EXPENSE
Non-interest expense (GAAP)	$48,187	$18,139	$19,036	$18,370	$18,943
Merger and conversion costs	(17,270)	(2,068)	(1,209)	(600)	(488)
Restructuring charges	(180)	(93)	(836)	—	—
Operating non-interest expense (Non-GAAP)	$30,737	$15,978	$16,991	$17,770	$18,455

OPERATING EFFICIENCY RATIO
Efficiency ratio (GAAP)	95.28%	74.59%	78.52%	75.17%	77.26%
Effect to adjust for securities gains (losses)	(0.18)%	0.68%	—%	—%	—%
Effect to adjust for gain on sale of branch	0.79%	—%	—%	—%	—%
Effect to adjust for merger and conversion costs	(34.37)%	(8.58)%	(4.98)%	(2.46)%	(1.99)%
Effect to adjust for restructuring costs	(0.36)%	(0.39)%	(3.45)%	—%	—%
Operating efficiency ratio (Non-GAAP)	61.16%	66.30%	70.09%	72.71%	75.27%

QUARTERLY BALANCE SHEETS (Unaudited, except December 31, 2013)

	Ending Balances
(Dollars in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Assets
Cash and due from banks	$59,837	$38,770	$30,969	$29,081	$37,682
Interest-earning deposits with banks	31,223	76,125	42,474	71,699	47,954
Federal funds sold	15	—	—	—	—
Investment securities available for sale	694,993	394,492	407,231	404,388	403,902
Investment securities held to maturity	39,728	3,119	3,119	500	207
Loans held for sale	26,853	10,658	11,158	8,663	3,989
Loans	2,827,426	1,368,568	1,384,732	1,392,833	1,360,331
Allowance for loan losses	(7,641)	(7,451)	(7,213)	(7,043)	(7,034)
Net loans	2,819,785	1,361,117	1,377,519	1,385,790	1,353,297
Federal Home Loan Bank stock	19,320	8,950	8,455	8,929	8,029
Premises and equipment, net	81,554	44,211	44,350	44,875	42,306
Bank-owned life insurance	76,500	48,700	33,386	33,148	32,896
Foreclosed assets	11,078	9,786	9,505	10,518	11,501
Deferred tax asset, net	72,919	48,783	52,276	54,867	55,937
Goodwill	150,426	26,254	26,254	26,254	26,254
Other intangible assets, net	17,217	5,432	5,657	5,883	6,113
Accrued interest receivable and other assets	77,147	62,751	56,615	38,118	19,273
Total assets	$4,178,595	$2,139,148	$2,108,968	$2,122,713	$2,049,340

Liabilities
Deposits:
Non-interest demand	$657,554	$228,243	$195,568	$217,581	$208,735
Interest-bearing demand	439,117	348,075	356,134	351,921	337,282
Money market and savings	970,571	473,258	472,968	467,814	458,214
Time	1,117,697	620,336	630,132	634,915	615,616
Total deposits	3,184,939	1,669,912	1,654,802	1,672,231	1,619,847
Short-term borrowings	216,500	140,500	129,500	126,500	100,500
Long-term debt	210,154	69,932	69,962	72,921	75,880
Accrued interest payable and other liabilities	24,672	13,070	11,392	13,002	16,201
Total liabilities	3,636,265	1,893,414	1,865,656	1,884,654	1,812,428

Shareholders' equity
Preferred stock	28,405	—	—	—	—
Common stock	31,599	9,219	9,219	9,219	9,219
Common stock warrant	717	—	—	—	—
Additional paid-in capital	491,864	146,471	146,374	144,964	144,765
Accumulated deficit	(7,361)	(7,679)	(9,413)	(10,658)	(12,369)
Accumulated other comprehensive loss	(2,894)	(670)	(1,587)	(2,725)	(1,568)
Shareholders' equity before non-controlling interests	542,330	147,341	144,593	140,800	140,047
Non-controlling interests	—	98,393	98,719	97,259	96,865
Total shareholders' equity	542,330	245,734	243,312	238,059	236,912
Total liabilities and shareholders' equity	$4,178,595	$2,139,148	$2,108,968	$2,122,713	$2,049,340

	Ending Balances (Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2014	2014	2014	2013	2013

COMMON SHARE DATA
Book value per common share	$16.26	$15.98	$15.68	$15.27	$15.19
Tangible book value per common share	$10.96	$13.98	$13.66	$12.83	$12.73
Ending shares outstanding	31,598,907	9,219,378	9,219,378	9,219,378	9,219,378

CAPITAL RATIOS
Tangible equity to tangible assets	9.34%	10.16%	10.18%	9.85%	10.14%
Tangible common equity to tangible assets	8.63%	10.16%	10.18%	9.85%	10.14%
Yadkin Financial Corporation[1,2]:
Tier 1 leverage ratio	9.41%	8.92%	8.78%	8.70%	8.56%
Tier 1 risk-based capital ratio	10.80%	10.60%	10.38%	10.14%	10.12%
Total risk-based capital ratio	12.35%	13.66%	13.44%	13.21%	13.29%
Yadkin Bank[1,3]:
Tier 1 leverage ratio	10.32%	10.31%	10.14%	10.16%	9.95%
Tier 1 risk-based capital ratio	11.84%	12.26%	12.00%	11.85%	11.78%
Total risk-based capital ratio	12.26%	13.12%	12.85%	12.70%	12.66%

ASSET QUALITY DATA
Nonperforming loans	$25,533	$20,928	$20,856	$21,148	$18,911
Foreclosed assets	11,078	9,786	9,505	10,518	11,501
Total nonperforming assets	$36,611	$30,714	$30,361	$31,666	$30,412

Allowance for loan losses to loans	0.27%	0.54%	0.52%	0.51%	0.52%
Nonperforming loans to total loans	0.90%	1.53%	1.51%	1.52%	1.39%
Nonperforming assets to total assets	0.88%	1.44%	1.44%	1.49%	1.48%
Restructured loans not included in nonperforming assets	$4,424	$4,000	$985	$534	$542

Reconciliation of GAAP to Non-GAAP

ADJUSTED ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses (GAAP)	$7,641	$7,451	$7,213	$7,043	$7,034
Net acquisition accounting fair value discounts to loans	62,969	25,624	27,906	31,152	34,264
Adjusted allowance for loan losses (Non-GAAP)	$70,610	$33,075	$35,119	$38,195	$41,298
Loans	$2,827,426	$1,368,568	$1,384,732	$1,392,833	$1,360,331
Adjusted allowance for loan losses to loans (Non-GAAP)	2.50%	2.42%	2.54%	2.74%	3.04%

TANGIBLE COMMON EQUITY
Shareholders' equity (GAAP)	$542,330	$147,341	$144,593	$140,800	$140,047
Less: Preferred stock	28,405	—	—	—	—
Less: Goodwill and other intangible assets, net[4]	167,643	18,489	18,620	22,509	22,670
Tangible common equity (Non-GAAP)	$346,282	$128,852	$125,973	$118,291	$117,377

[1] Regulatory capital ratios for Q3 2014 are estimates.
[2] Periods prior to Q3 2014 reflect reported regulatory capital ratios for Piedmont since it is the accounting predecessor to Yadkin Financial Corporation.
[3] Periods prior to Q3 2014 reflect reported regulatory capital ratios for VantageSouth Bank since it is the accounting predecessor to Yadkin Bank.
[4] Periods prior to Q3 2014 reflect a pro rata allocation of goodwill and other intangible assets, net, to Piedmont as a controlling shareholder. Therefore, tangible common equity for these periods represents tangible common equity attributable to Piedmont shareholders, which is used for the purpose of calculating tangible book value per common share.

QUARTERLY NET INTEREST MARGIN ANALYSIS

	Three months ended September 30, 2014			Three months ended June 30, 2014			Three months ended September 30, 2013
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$2,794,765	$41,667	5.91%	$1,391,884	$19,817	5.71%	$1,365,044	$20,424	5.94%
Investment securities	694,239	3,907	2.23	409,967	2,002	1.96	381,950	1,853	1.92
Federal funds and other	44,165	38	0.34	53,110	26	0.20	55,984	33	0.23
Total interest-earning assets	3,533,169	45,612	5.12%	1,854,961	21,845	4.72%	1,802,978	22,310	4.91%
Goodwill	150,426			26,254			26,245
Other intangibles, net	17,758			5,542			6,251
Other non-interest-earning assets	377,754			235,758			187,611
Total assets	$4,079,107			$2,122,515			$2,023,085

Liabilities and Equity
Interest-bearing demand	$481,460	$156	0.13%	$348,379	$150	0.17%	$333,133	$154	0.18%
Money market and savings	956,128	567	0.24	469,363	313	0.27	479,378	333	0.28
Time	1,123,293	1,651	0.58	630,571	1,194	0.76	627,874	1,135	0.72
Total interest-bearing deposits	2,560,881	2,374	0.37	1,448,313	1,657	0.46	1,440,385	1,622	0.45
Short-term borrowings	203,193	65	0.13	156,943	96	0.25	58,292	45	0.31
Long-term debt	148,650	1,510	4.03	53,720	1,029	7.68	76,154	654	3.41
Total interest-bearing liabilities	2,912,724	3,949	0.54%	1,658,976	2,782	0.67%	1,574,831	2,321	0.58%
Non-interest-bearing deposits	602,888			211,182			206,745
Other liabilities	19,613			11,074			10,780
Total liabilities	3,535,225			1,881,232			1,792,356
Shareholders’ equity	543,882			241,283			230,729
Total liabilities and shareholders’ equity	$4,079,107			$2,122,515			$2,023,085

Net interest income, taxable equivalent		$41,663			$19,063			$19,989
Interest rate spread			4.58%			4.05%			4.33%
Tax equivalent net interest margin			4.68%			4.12%			4.40%

Percentage of average interest-earning assets to average interest-bearing liabilities			121.30%			111.81%			114.49%
* Taxable equivalent basis